EXHIBIT 23.1.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2014, with respect to the financial statements of ATEL 16, LLC as of December 31, 2013 and 2012 and for the periods from December 27, 2012 (date of inception) through December 31, 2013 and from December 27, 2012 (date of inception) through December 31, 2012, included in the Registration Statement (Post-Effective Amendment No. 1 to Form S-1, No. 333-188924) and Prospectus of ATEL 16, LLC for the registration of 15,000,000 units of limited liability company interest.

/s/ Moss Adams LLP

San Francisco, California
May 30, 2014